SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM N-8A


                   NOTIFICATION OF REGISTRATION
              FILED PURSUANT TO SECTION 8(a) OF THE
                  INVESTMENT COMPANY ACT OF 1940



    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

__________________________________________________________________________


Name:     T. Rowe Price Real Estate Fund, Inc.
__________________________________________________________________________


Address of Principal Business Office (No. & Street, City, State, Zip Code):

          100 East Pratt Street, Baltimore, Maryland 21202
__________________________________________________________________________


Telephone Number (including area code):

          (410) 345-2000
__________________________________________________________________________


Name and address of agent for service of process:

          Henry Holt Hopkins, Esq.
__________________________________________________________________________


          100 East Pratt Street, Baltimore, Maryland 21202
__________________________________________________________________________


Check Appropriate Box:

  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES  / X /       NO  /  /
__________________________________________________________________________

                            SIGNATURES


1. Form of signature if registrant is an investment company having a board of directors:

    Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Baltimore and state of Maryland on the 22nd day of September, 1997.


[SEAL]        Signature:      T. ROWE PRICE REAL ESTATE FUND, INC.
                              _______________________________________
                                        (Name of Registrant)


                              /s/James S.Riepe
                        By:   _______________________________________

                              James S. Riepe, Vice President



            /s/Lenora V. Hornung
Attest:     ______________________________
            Lenora V. Hornung

            Secretary
            ______________________________
            (Title)